THE INTEGRITY FUNDS

ADMINISTRATIVE and ACCOUNTING SERVICES AGREEMENT ADDENDUM

ADDENDUM, effective commencing on May 1, 2016 to the Administrative and Accounting Services Agreement dated July 31, 2009 and, as amended, between Integrity Fund Services, LLC (“Fund Services”) and The Integrity Funds (each a “Fund” or collectively, the “Funds”).

The original Administrative and Accounting Services Agreement is hereby amended to provide for the addition of the new Integrity Energized Dividend Fund to the current line of Funds offered by The Integrity Funds.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2016.

THE INTEGRITY FUNDS

By: ___________________________________

President

INTEGRITY FUND SERVICES, LLC

By: ___________________________________

President